Exhibit 4.2

[Translation for information purposes only]

NACIONAL FINANCIERA, S.N.C.,

INSTITUCIÓN DE BANCA DE DESARROLLO,

DIRECCIÓN FIDUCIARIA

NON-REDEEMABLE ORDINARY PARTICIPATION CERTIFICATES

Listing Code:

Represents:              Non-Redeemable Ordinary Participation Certificates

TOTAL AMOUNT OF THE ISSUANCE

$         (         MILLION PESOS         /100, LAWFUL CURRENCY OF THE UNITED MEXICAN STATES)

NOMINATIVE VALUE OF EACH NON-REDEEMABLE ORDINARY PARTICIPATION CERTIFICATES

$         (         PESOS         /100, LAWFUL CURRENCY OF THE UNITED MEXICAN STATES)

This title represents              (            ) non-redeemable ordinary participation certificates (“CPOs”) denominated “            ”, each of them with a nominal value of $         (             pesos 00/100 lawful currency of the United Mexican States), issued by Nacional Financiera, S.N.C., Institución de Banca de Desarrollo, Dirección Fiduciaria (the “Trustee”), as trustee of the Irrevocable Trust Agreement No.             , incorporated on             , (the “Trust”); the trust agreement pursuant to which the Trust was incorporated was authorized by the General Office of Foreign Investment (Dirección General de Inversión Extranjera), by means of the official communication number              dated             , 2013, in terms of the Foreign Investment Law and the Regulations of the Foreign Investment Law.

The abovementioned securities are issued exclusively for the purposes set forth in Articles 228 l and 228 m of the General Law of Negotiable Instruments and Credit Operations (Ley General de Títulos y Valores) and in accordance with the opinion referred to in Article 228 h of the General Law of Negotiable Instruments and Credit Operations.

Given that the CPOs will be non-redeemable, the Trustee shall not be required to pay the CPOs holders the nominal value thereof, in accordance with Article 228 k of the General Law of Negotiable Instruments and Credit Operations.

To make the issuance, prior authorization from the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) was obtained in terms of Article 228 o of the General Law of Negotiable Instruments and Credit Operations, by means of the

official communication number              dated             , 2013. All the CPOs are registered with the National Securities Registry of the National Banking and Securities Commission, under number             .

The issue was granted by a unilateral declaration of intent of Nacional Financiera, S.N.C., Institución de Banca de Desarrollo, División Fiduciaria, by means of indenture formalized in public deed No.              dated              of 2013, granted before Lic             , head of the Notary Public No.              of Mexico City, Federal District, which first official transcript was registered with the Public Registry of Commerce of the Federal District on             ,              under commercial folio No.             .

This title is issued in accordance with the provisions of Article 282 of the Securities Market Law and for purposes of such provision and other applicable provisions of the Securities Market Law will remain on deposit in the S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V. (“Indeval”), and will not have coupons attached, the records issued by Indeval, for all legal purposes, being deemed as coupons. Holders of CPOs will demonstrate the ownership thereof and legitimize with the records issued in terms of Article 290 of the Securities Market Law. All payments, if any, required to be made to the holders of the CPOs will be made through the Indeval systems in its domicile located at Paseo de la Reforma 255, third floor, Colonia Cuauhtemoc, 06500, Federal District, Mexico.

The CPOs represent to their holders the rights set forth in Clauses Fourth, Fifth, Sixth, Seventh and Eighth of the Indenture.

Transcribed below are the main clauses of the Indenture:

“FIRST. Issuance. The Issuer, by unilateral declaration of intent and in order to comply with the Purposes of the Trust and considering the instructions of the Technical Committee of the Trust, issues a total of                      (                    ) CPOs, with a nominal value of                      (                     pesos 00/100 M.N.) for each CPO and with a total nominal value of the Issuance of $         (             pesos 00/100 M.N.); such amounts are determined only for the purposes of Article 228 m (two hundred twenty eight paragraph m) of the LGTOC and initially places a total of                      (                    ) CPOs.

The Trustee may increase or decrease the number of outstanding CPOs under this CPO Deed (without the need to amend this CPO Deed), (1) to deliver CPOs derived from contributions, of Series A Shares that any person, as the Settlor by Adhesion or on behalf of a Settlor by Adhesion may carry out, to the Common Fund of this Issuance, including without limitation, Series A Shares contributed by Volaris or any third party, on behalf of Foreign Investors as a result of the conversion of outstanding Series B Shares of Volaris into Series A Shares, and / or (2) to deliver Series A Shares in the account of Indeval indicated by the Mexican Investors upon acquisition of CPOs by such Mexican Investors.

The Trustee may increase the number of CPOs under this Issuance to recognize benefits or returns resulting from the CPOs or any other event affecting the Trust Shares under the terms of subparagraph a) of Article 228 a (two hundred twenty eight subparagraph a) of the LGTOC, as long as such benefits, returns or events have as a consequence an increase in Volaris’ shares in the Trust Estate which is the base of the Issuance and such increase is also based on the following assumptions:

ONE. An increase in the capital stock of Volaris by means of a capitalization of dividends or a payment of dividends with Series A Shares or any other similar event affecting Series A Shares.

TWO. An increase in the capital stock of Volaris subscribed by the Trustee and paid pursuant to the instructions of the Holders of CPOs and resulting from the exercise of the preemptive right provided by Article 132 (one hundred thirty two) of the General Corporations Law or from any other similar right.

In such cases, the Trustee shall follow the following procedure:

a)	An institution authorized under the LGTOC will prepare an opinion on the new Series A Shares which may be part of the Common Fund of the Issuance.

b)	The Trustee, based on such opinion, shall request authorization from the CNBV, to increase the number of CPOs under the Issuance and if necessary, Volaris will request the CNBV to update the registration of the Shares and CPOs in the National Registry of Securities (Registro Nacional de Valores, the “RNV”).

c)	The Trustee, with the appearance of the CNBV and the Common Representative, by unilateral declaration of intent granted before a notary public, will amend only the First Clause of this Deed, to evidence the new number of CPOs to be issued, considering the increase resulting from the corresponding event, of the numerals ONE and TWO above-mentioned, without the need to hold a general meeting of CPO holders, since the rights of CPO holders will not be affected.

d)	The Trustee will replace the global certificate or the certificates representing the CPOs with one or more new certificates reflecting the new number of CPOs issued. The previous certificate or certificates will be canceled and the new certificate or certificates will be deposited at the Indeval pursuant to Clause Fifth below.

e)	Each CPO issued will represent a Series A Share, subject to the terms and conditions set forth in Clause Fourth of this Deed.

f)	The Common Representative will publish an updated notice of the number of CPOs to be issued.

THREE. With respect to the increase of shares by means of any split or by means of any other similar event resulting from any corporate act, the Issuer will exchange the certificates previously deposited at Indeval for new certificates, which shall indicate the corresponding number of CPOs pursuant to the increase of the number of Series A Shares. In order to register the new number of CPOs, the previously issued number will be multiplied by the same multiple used for the Series A Shares, and notice to the CNBV shall be given. Notwithstanding the above, Volaris will have to request to the CNBV the update of the registration of the Series A Shares in the RNV for each of the above-mentioned cases.

To the extent necessary, the Issuer with the appearance of the CNBV and the Common Representative, by unilateral declaration of intent granted before a notary public, will amend this Clause of the CPO Deed only to certify the new number of CPOs issued, provided, that the opinion referred to in the immediately preceding subsection (a) will be required; for the amendment the consent of the holders of the CPOs will not be required since their rights will remain protected without suffering any impairment; provided, however, that if any clause of the Trust Agreement were to be amended, it shall be authorized by the meeting of the CPOs Holders.

SECOND. Common Fund. The Common Fund (the “Common Fund”) of this Issuance is formed with:

(a) The Series A Shares initially contributed to the estate Trust consisting of                      (                    ) Series A Shares which value was established in the report made in accordance with the terms of Article 228 h (two hundred twenty eight h) of the LGTOC.

(b) The rest of the Series A Shares received by the Trustee from other shareholders of Volaris or from third parties acting on behalf of the shareholders of Volaris (including Series B Shares converted into Series A Shares) for the exchange of such shares for CPOs issued by the Trustee in accordance with the terms and conditions agreed in the Trust Agreement.

The Trustee will integrate to the Common Fund of the Issuance, the Series A Shares which the Adhesion Settlors, or any other third party on their behalf, contribute at any time during the term of the Trust Agreement.

(c) the Series A Shares subscribed by the Trustee in proportion to the number of Series A Shares held by the Trustee, as a result of a capital increase by new contributions resolved by the shareholders meetings of Volaris, as long as it timely receives the necessary funds from the holders of the CPOs.

(d) the Series A Shares received by the Trustee in proportion to the number of Shares Series A held by the Trustee, as a result of a capital increase through capitalization of capital premiums, profits and other equity items that can be legally capitalized, resolved by the shareholders meeting of Volaris.

(e) the Series A Shares received by the Issuer as a result of payment of dividends payable in Series A Shares.

(f) any and all Series A Shares received by the Trustee for any other reason.

FOURTH. Characteristics of the CPOs.

The CPOs will have the following characteristics:

a)	will be negotiable instruments and will contain a reference indicating that such instruments are non- redeemable ordinary participation certificates.

b)	will be nominative;

c)	will be non-redeemable;

d)	for the purposes described under Article 228 m (two hundred twenty eight m) of LGTOC, will contain an indication of their nominal value;

e)	pursuant to the terms of Article 228 k (two hundred twenty eight k) of LGTOC, the Trustee will not be obligated to pay to the holders the nominal value of the CPOs;

f)	will not have any guaranteed fixed return;

g)	will confer to their holders the rights indicated in Clauses Sixth and Seventh below;

h)	will contain all other requirements and mentions set forth in Article two hundred twenty eight n (228 n) of LGTOC;

i)	the Series A Shares underlying the CPOs will be registered in the RNV of the CNBV. The CPOs are intended to be acquired by Foreign Investors in accordance with the provisions of the Foreign Investment Law and its Regulations (Ley de Inversión Extranjera y su Reglamento), in terms of the official communication No. DAJCNIE.315.12.769 dated November 6, 2012, supplemented by official communication number ( ) dated two thousand thirteen issued by the Ministry of Economy referred to in the Recitals of this CPO Deed;

j)	the CPOs will be issued based on the Common Fund of the Issuance at a ratio of one (1) ordinary, nominative, no par value, Series A Share representing the variable portion of the capital stock of Volaris in the Trust per one (1) CPO that the Trustee shall place, up to the amount specified in the first paragraph of Clause First of this CPO Deed.

Under no circumstances will the Trustee be able to place a higher number of CPOs than the number of Volaris Series A Shares that are contributed in accordance with the Trust Agreement and which have become part of the Common Fund for this Issuance.

SIXTH. Rights of the Holders.

The Holders of the CPOs will have the following rights:

(a) A share of the dividends and any and other distribution of any nature corresponding to the Trust Shares which form part of the Common Fund of this Issuance, in accordance with and under the terms approved by the shareholders general meeting of Volaris.

(b) through the Trustee, to subscribe and pay the capital increases resolved by Volaris in the exercise of the applicable preemptive rights, as long as they are applicable and the necessary funds are provided to the Trust.

(c) Upon expiration or early termination of the Trust Agreement, as applicable, to receive from the Trustee the Series A Shares or the product resulting from the sale of Series A Shares corresponding to them pursuant to the provisions of Clause Sixteenth of the Trust Agreement.

(d) The Holders of CPOs may withdraw the underlying Series A Shares in the event that (i) the bylaws of Volaris allow such withdrawal, (ii) for any reason, the Holder is a Mexican Investor, or (iii) the Mexican Foreign Investment Law permits such withdrawal.

(e) Any other right resulting from the Trust Agreement, the applicable law or from the holding of CPOs.

SEVENTH. Corporate Rights.

(A) Holders of CPOs will not have any voting rights with respect to the underlying Series A Shares, therefore the Trustee will grant a power of attorney to the person or persons indicated by the Technical Committee at least two (2) days before the date of the respective Volaris shareholders meeting, so that such legal representative or representatives may exercise the corresponding Series A Share rights, voting consistently in the same form in which most of the Series A Shares vote at such shareholders meeting, provided, however, that if the Trustee does not receive instructions from the Technical Committee, it will vote or cause to be voted such Trust Shares by the legal representatives it determines, in the same form in which the majority of the Series A Shares vote at such shareholders meeting.

(B) The Holders of CPOs, even if they are Foreign Investors, may instruct the Trustee in writing so that the Trustee exercises the applicable minority rights corresponding to the Trust Shares underlying the CPOs held by such Holders, in accordance with the applicable law and the by-laws of Volaris, providing the Trustee with the required funds to do so, provided, however, that such rights may be exercised directly by the Holders of CPOs, and therefore, the Trustee agrees to carry out the acts reasonably requested by the Holders of CPOs who will be responsible for any cost or expense derived from such acts.

With respect to the exercise of rights arising from or related to the Trust Shares which are subject to or related to a certain percentage of the capital stock of Volaris in accordance with the applicable law, the Trustee shall consider, for such purposes, the percentage representing the Trust Shares underlying the CPOs of the CPO holders who wish to exercise the corresponding rights with respect to the total outstanding shares of capital stock of Volaris.

The Trustee will not be responsible for how the Series A Shares are voted by the legal representatives or for the absence of such representatives at the general or special shareholders meetings of Volaris, as long as such representatives are appointed by the Technical Committee.

NINTH. Acceptance and Obligations of the Common Representative.

                     S.A., Institución de Banca Múltiple,                     , División Fiduciaria, through its representative, accepts its appointment as Common Representative of the Holders. The Common Representative agrees to have all rights and obligations derived from this deed, the Trust Agreement and the LGTOC, for which it has verified the existence of the Trust Estate and the authenticity of the report prepared by Nacional Financiera, Sociedad Nacional de Crédito, Institución de Banca de Desarrollo, and it authorizes with his signature, the CPOs issued in accordance with this CPO Deed in accordance with article 228 r (two hundred twenty eight r) of the LGTOC.

The Common Representative of the Holders of this issuance shall have, in addition to those provided by applicable law, the following rights and obligations:

(a) to review, at any time, the status of the Common Fund of the Issuance;

(b) to verify the creation and terms of the Trust Agreement;

(c) to verify the existence of the Trust Shares;

(d) to authenticate with his signature the certificates representing the CPOs;

(e) to exercise the rights of the Holders of CPOs in connection with the payment of any dividend or distribution, of any nature, to which they are entitled;

(f) to request from Volaris, the holders of the CPOs and the Trustee any information reasonably necessary to comply with the obligations derived from its appointment;

(g) to ensure the proper compliance of the obligations contained in the Trust Agreement and in this CPO Deed;

(h) to call and chair the general meeting of the holders of CPOs;

(i) to preserve all notices and reports sent by the Trustee and to maintains available such information for the holders of the CPOs;

(j) to monitor the interests of the holders of the CPOs and their rights under this CPO Deed, the Trust Agreement and the applicable law;

(k) to carry out any action to protect the rights, actions or resources of the holders of the CPOs;

(l) to execute the resolutions taken at the general meetings of the holders of the CPOs.

In order for the Common Representative to exercise and comply with the rights and obligations resulting from its appointment, Volaris, the Holders of the CPOs and the Trustee shall provide to the Common Representative or to the people indicated by the Common Representative, the information reasonably required under applicable law, which will have the right to request; provided, however, that the Common Representative shall keep such information confidential, unless there is an obligation to disclose it under the terms of applicable law or by a court order or by express permission of the party that would have given the information.

The holders of CPOs, by resolution taken at a general meeting of holders of the CPOs (subject to the provisions of the LGTOC) may revoke the appointment of the Common Representative and appoint a substitute Common Representative, provided, that, such revocation shall only have effects from the date on which a substitute common representative has been appointed, has accepted the position and has taken possession of it.

FOURTEENTH. Term. The term of the CPOs will be the same as the term of the Trust Agreement.

In case of termination of the Trust Agreement and therefore, extinction of the Trust, the Trustee will proceed in accordance with clause Sixteenth of the Trust Agreement.”

The foreign entities, foreign individuals, foreign economic units without legal personality, Mexican companies in which foreign capital holds a controlling interest and immigrants who are related to any foreign economic decision-making center, solely by reason of the acquisition and possession of the certificates referred to in this title, shall be deemed to agree with the Mexican Government before the Ministry of Foreign Affairs to be considered as nationals in respect to the certificates acquired and of which they are legitimate holders and agree, solely by reason of acquisition and possession, not to invoke the protection of their governments under penalty, otherwise, of losing the ownership of the certificates for the benefit of the Mexican Nation. They may not be holders of certificates issued by the Government or by Official Foreign Offices.

All payments required to be made to the holders of the certificates issued shall be made in the Indeval, located at Paseo de la Reforma 255, third floor, Colonia Cuauhtemoc, 06500, Federal District, Mexico, while such Institution is depository of the certificates.

This Title is issued for its deposit in Indeval, in terms of Articles 280, 282 and 283 of the Securities Market Law.

This title consists of ten (10) pages and is subscribed in Mexico, Federal District, the             , 2013.

ISSUER NACIONAL FINANCIERA, S.N.C., INSTITUCIÓN DE BANCA DE DESARROLLO, DIRECCIÓN FIDUCIARIA

By:
Name:
Title:	Trust Delegate

COMMON REPRESENTATIVE

                    , S.A. INSTITUCIÓN DE BANCA MÚLTIPLE,